Exhibit 99.3
ALLERGAN, INC.
UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

     The following unaudited pro forma combined condensed statement of earnings for the year ended December 31, 2006 combines the historical consolidated statement of earnings of Allergan, Inc. (“Allergan” or the “Company”) and the historical consolidated statements of operations of Esprit Pharma Holding Company, Inc. (“Esprit”) and Inamed Corporation (“Inamed”) giving effect to Allergan’s acquisitions of Esprit and Inamed as if the acquisitions had occurred on January 1, 2006.
     The following unaudited pro forma combined condensed statement of earnings for the nine months ended September 28, 2007 combines the historical unaudited consolidated statement of earnings of Allergan and the historical unaudited consolidated statement of operations of Esprit giving effect to Allergan’s acquisition of Esprit as if the acquisition had occurred on January 1, 2007.
     The following unaudited pro forma combined condensed balance sheet as of September 28, 2007 combines the historical unaudited condensed balance sheets of both Allergan and Esprit giving effect to the acquisition of Esprit as if it had occurred on September 28, 2007.
     On October 16, 2007, Allergan completed the acquisition of Esprit, a pharmaceutical company based in the U.S. that markets a diverse line of products with an emphasis on the genitourinary market. The acquisition has been treated as a purchase business combination for accounting purposes, and as such, the Esprit assets acquired and liabilities assumed have been recorded at their respective fair values. The purchase price for the acquisition, including transaction costs, has been allocated to the assets acquired and liabilities assumed based on their estimated fair values at the date of acquisition. The excess of the purchase price over the fair value of net assets acquired was allocated to goodwill. The Company expects that all such goodwill will not be deductible for tax purposes.
     On March 23, 2006, Allergan completed the acquisition of Inamed, a global healthcare company that develops, manufactures, and markets a diverse line of products, including breast implants, a range of dermal products to correct facial wrinkles and products for the treatment of obesity. The acquisition has been treated as a purchase business combination for accounting purposes, and as such, the Inamed assets acquired and liabilities assumed have been recorded at their respective fair values. The purchase price for the acquisition, including transaction costs, has been allocated to the assets acquired and liabilities assumed based on their estimated fair values at the date of acquisition. The excess of the purchase price over the fair value of net assets acquired was allocated to goodwill. The Company expects that all such goodwill will not be deductible for tax purposes.
     The allocation of purchase price for acquisitions requires extensive use of accounting estimates and judgments to allocate the purchase price to the identifiable tangible and intangible assets acquired and liabilities assumed based on their respective fair values. The purchase price for the Inamed and Esprit transactions was allocated to tangible and intangible assets acquired and liabilities assumed based on their estimated fair values at the respective acquisition dates. The Company engaged an independent third-party valuation firm to assist in determining the estimated fair values of in-process research and development, identifiable intangible assets and certain tangible assets for each acquisition. Such valuations require significant estimates and assumptions, including but not limited to: determining the timing and estimated costs to complete the in-process projects, projecting regulatory approvals, estimating future cash flows, and developing appropriate discount rates. The Company believes the fair values assigned to the assets acquired and liabilities assumed are based on reasonable assumptions. The fair value estimates for the purchase price allocation for the Esprit acquisition are preliminary and may change if additional information becomes available.
     Certain reclassifications have been made to conform Inamed’s and Esprit’s historical amounts to Allergan’s presentation.
     The unaudited pro forma combined condensed financial statements are provided for informational purposes only. The unaudited pro forma combined condensed statements of earnings are not necessarily and should not be assumed to be an indication of the results that would have been achieved had the transactions been completed as of the dates indicated or that may be achieved in the future. Furthermore, no effect has been given in the unaudited pro forma combined condensed statement of earnings for synergistic benefits that may be realized through the combination of the companies or the costs that may be incurred in integrating their operations. The unaudited pro forma combined condensed balance sheet does not include liabilities resulting from integration planning. The unaudited pro forma combined condensed financial statements should be read in conjunction with historical financial statements and the notes thereto that Allergan has filed with the Securities and Exchange Commission.

ALLERGAN, INC.
UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF EARNINGS
For the year ended December 31, 2006
(in millions, except per share amounts)

				Inamed		Esprit
	Allergan	Inamed	Esprit	Pro Forma		Pro Forma		Pro Forma
	Historical	Historical	Historical	Adjustments	Notes	Adjustments	Notes	Combined
Net sales	$3,010.1	$99.4	$37.6	$—		$—		$3,147.1
Other revenue	53.2	—	—	—		—		53.2

Total revenue	3,063.3	99.4	37.6	—		—		3,200.3
Operating costs and expenses
Cost of sales (excludes amortization of acquired intangible assets)	575.7	26.7	19.5	(45.8)	(a)(b)	(4.8)	(j)	571.3
Selling, general and administrative	1,333.4	48.9	71.5	(4.9)	(a)(c)(d)	—		1,448.9
Research and development	1,055.5	14.6	11.3	(579.3)	(e)	—		502.1
Amortization of acquired identifiable intangible assets	79.6	1.4	—	18.1	(f)	22.4	(j)(k)	121.5
Impairment charge	—	—	10.9	—		(10.9)	(l)	—
Restructuring charge	22.3	—	—	—		—		22.3

Operating (loss) income	(3.2)	7.8	(75.6)	611.9		(6.7)		534.2

Non-operating income (expense)
Interest income	48.9	0.8	0.5	(7.7)	(g)	(18.4)	(m)	24.1
Interest expense	(60.2)	(0.4)	(2.1)	(11.1)	(h)	2.1	(n)	(71.7)
Gain on investments, net	0.3	—	—	—		—		0.3
Unrealized loss on derivative instruments, net	(0.3)	—	—	—		—		(0.3)
Merger expense, net	—	(2.6)	—	2.6	(c)	—		—
Other, net	(5.0)	0.6	—	—		—		(4.4)

(Loss) earnings from continuing operations before income taxes and minority interest	(19.5)	6.2	(77.2)	595.7		(23.0)		482.2
Provision for income taxes	107.5	1.7	0.5	1.1	(i)	(40.3)	(o)	70.5
Minority interest expense	0.4	—	—	—		—		0.4

Net (loss) earnings from continuing operations	$(127.4)	$4.5	$(77.7)	$594.6		$17.3		$411.3

Net (loss) earnings per share from continuing operations:
Basic	$(0.43)						(p)	$1.36
Diluted	$(0.43)						(p)	$1.34
Weighted average shares outstanding (in millions):
Basic	293.8						(p)	301.6
Diluted	293.8						(p)	306.7
See Notes to Unaudited Pro Forma Combined Condensed Financial Statements.

ALLERGAN, INC.
UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF EARNINGS
For the nine months ended September 28, 2007
(in millions, except per share amounts)

	Allergan	Esprit	Pro Forma		Pro Forma
	Historical	Historical	Adjustments	Notes	Combined
Net sales	$2,803.9	$32.9	$—		$2,836.8
Other revenue	44.4	—	—		44.4

Total revenue	2,848.3	32.9	—		2,881.2
Operating costs and expenses
Cost of sales (excludes amortization of acquired intangible assets)	493.4	19.0	(2.7)	(q)	509.7
Selling, general and administrative	1,215.1	49.1	(1.1)	(r)	1,263.1
Research and development	528.4	—	—		528.4
Amortization of acquired identifiable intangible assets	86.1	—	16.8	(q)(s)	102.9
Restructuring charge	24.3	—	—		24.3

Operating income (loss)	501.0	(35.2)	(13.0)		452.8

Non-operating income (expense)
Interest income	48.6	0.5	(15.8)	(t)(u)	33.3
Interest expense	(53.5)	(18.0)	18.0	(u)(v)	(53.5)
Unrealized loss on derivative instruments, net	(1.3)	—	—		(1.3)
Other, net	(15.9)	—	—		(15.9)

Earnings (loss) from continuing operations before income taxes and minority interest	478.9	(52.7)	(10.8)		415.4
Provision for income taxes	138.7	0.4	(25.7)	(w)	113.4
Minority interest expense	0.4	—	—		0.4

Net earnings (loss) from continuing operations	$339.8	$(53.1)	$14.9		$301.6

Net earnings (loss) per share from continuing operations:
Basic	$1.11				$0.99
Diluted	$1.10				$0.98
Weighted average shares outstanding (in millions):
Basic	304.9				304.9
Diluted	308.3				308.3
See Notes to Unaudited Pro Forma Combined Condensed Financial Statements.

ALLERGAN, INC.
UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
As of September 28, 2007
(in millions)

	Allergan	Esprit	Pro Forma		Pro Forma
	Historical	Historical	Adjustments	Notes	Combined
ASSETS
Current assets:
Cash and equivalents	$1,413.3	$2.9	$(302.2)	(x)	$1,114.0
Short-term investments	—	2.0	(2.0)	(y)	—
Trade receivables, net	478.3	4.7	—		483.0
Inventories	202.5	5.4	9.3	(z)	217.2
Other current assets	322.6	6.1	(77.4)	(aa)(bb)(y)	251.3

Total current assets	2,416.7	21.1	(372.3)		2,065.5
Investments and other assets	175.5	0.1	—		175.6
Asset held for sale	—	1.4	—		1.4
Property, plant and equipment, net	637.6	0.7	—		638.3
Deferred tax asset	—	70.7	(70.7)	(cc)	—
Deferred tax asset valuation allowance	—	(70.7)	70.7	(dd)	—
Goodwill	1,961.8	20.0	87.9	(dd)(ee)	2,069.7
Intangibles, net	1,105.9	52.6	305.4	(ff)	1,463.9

Total assets	$6,297.5	$95.9	$21.0		$6,414.4

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable	$39.6	$90.8	$(74.8)	(aa)	$55.6
Accounts payable	187.8	1.9	—		189.7
Accrued expenses	411.5	27.1	(0.9)	(aa)	437.7
Income taxes	4.6	—	—		4.6

Total current liabilities	643.5	119.8	(75.7)		687.6
Long-term debt	827.8	—	—		827.8
Long-term convertible notes, net of discount	750.0	—	—		750.0
Deferred tax liabilities	129.7	1.2	71.1	(cc)(gg)	202.0
Other liabilities	338.5	0.5	—		339.0
Commitments and contingencies
Minority interest	1.9	—	—		1.9
Stockholders’ equity:
Preferred stock	—	229.3	(229.3)	(hh)	—
Common stock	3.1	—	—		3.1
Additional paid-in capital	2,422.2	1.6	(1.6)	(hh)	2,422.2
Accumulated other comprehensive income (loss)	(88.1)	—	—		(88.1)
Retained earnings (accumulated deficit)	1,303.1	(256.5)	256.5	(hh)	1,303.1

	3,640.3	(25.6)	25.6		3,640.3
Less — treasury stock, at cost	(34.2)	—	—		(34.2)

Total stockholders’ equity	3,606.1	(25.6)	25.6		3,606.1

Total liabilities and stockholders’ equity	$6,297.5	$95.9	$21.0		$6,414.4

See Notes to Unaudited Pro Forma Combined Condensed Financial Statements.

ALLERGAN, INC.
NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
FINANCIAL STATEMENTS
Note 1 — Basis of Presentation
     On October 16, 2007, Allergan, Inc. (“Allergan” or the “Company”) completed the acquisition of Esprit Pharma Holding Company, Inc. (“Esprit”) for approximately $375.0 million in cash. On March 23, 2006, Allergan completed the acquisition of Inamed Corporation (“Inamed”). Allergan paid approximately $1.31 billion in cash and issued 34.4 million shares of common stock to acquire Inamed.
     The allocation of the purchase price for acquisitions requires extensive use of accounting estimates and judgments to allocate the purchase price to the identifiable tangible and intangible assets acquired and liabilities assumed based on their respective fair values. The purchase price for the Esprit and Inamed acquisitions was allocated to tangible and intangible assets acquired and liabilities assumed based on their preliminary estimated fair values at the respective acquisition dates. Allergan engaged an independent third-party valuation firm to assist in determining the estimated fair values of in-process research and development, identifiable intangible assets and certain tangible assets for each acquisition. Such a valuation requires significant estimates and assumptions including but not limited to: determining the timing and estimated costs to complete the in-process projects, projecting regulatory approvals, estimating future cash flows, and developing appropriate discount rates. Allergan believes the fair values assigned to the assets acquired and liabilities assumed, respectively, are based on reasonable assumptions. The fair value estimates for the purchase price allocation for the Esprit acquisition are preliminary and may change if additional information becomes available.
     The Esprit and Inamed acquisitions have been treated as purchase business combinations for accounting purposes, and as such, the assets acquired and liabilities assumed have been recorded at fair value. The purchase price for the acquisitions, including transaction costs, has been allocated to the assets acquired and liabilities assumed based on estimated fair values at the date of acquisition. The excess of the purchase price over the fair value of net assets acquired was allocated to goodwill. Allergan expects that all such goodwill for both the Esprit and Inamed acquisitions will not be deductible for tax purposes.
     The following table summarizes the components of the Esprit purchase price:

(in millions)
Cash consideration, net of cash acquired	$297.9
Transaction costs	1.4

Cash paid	299.3
Settlement of a pre-existing loan from Allergan to Esprit plus accrued interest	75.7

$375.0

     The acquisition was funded from the Company’s cash and equivalents balances. Prior to and in anticipation of the acquisition, Allergan loaned Esprit $74.8 million in August 2007, the proceeds of which were used to fund a milestone payment to a third party and to repay certain outstanding obligations to third-party lenders. The loan was secured by all of the assets of Esprit. The terms of the loan were at fair value. The loan and accrued interest of $0.9 million were effectively settled upon the acquisition with no resulting gain or loss.
     The following table summarizes the estimated fair values of net assets acquired in the Esprit acquisition:

(in millions)
Current assets	$27.5
Identifiable intangible asset	358.0
Goodwill	107.9
Other non-current assets	2.2
Accounts payable and accrued liabilities	(44.1)
Deferred tax liabilities — current and non-current	(76.0)
Other non-current liabilities	(0.5)

$375.0

ALLERGAN, INC.
NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
FINANCIAL STATEMENTS (Continued)
     The Company’s preliminary fair value estimates for the Esprit purchase price allocation may change during the allowable allocation period, which is one year from the acquisition date, as additional information becomes available.
     In conjunction with the Esprit acquisition, the Company determined that the research and development efforts related to Esprit products did not give rise to identifiable in-process research and development assets with anticipated future economic value that could be reasonably estimated.
     The acquired identifiable intangible asset consisted of product rights for developed technology for an approved indication in the United States at the acquisition date for Sanctura ® XR, a once-daily oral drug treatment for overactive bladder. The useful life of this intangible asset was determined to be 16 years.
     The following table summarizes the components of the Inamed purchase price:

(in millions)
Fair value of Allergan shares issued	$1,859.3
Cash consideration	1,409.3
Transaction costs	22.1

$3,290.7

     The following table summarizes the estimated fair values of net assets acquired in the Inamed acquisition:

(in millions)
Current assets	$323.7
Property, plant and equipment	57.7
Identifiable intangible assets	971.9
In-process research and development	579.3
Goodwill	1,824.2
Other non-current assets, primarily deferred tax assets	56.6
Accounts payable and accrued liabilities	(127.0)
Deferred tax liabilities — current and non-current	(362.3)
Other non-current liabilities	(33.4)

$3,290.7

     The amount allocated to acquired in-process research and development represents an estimate of the fair value of purchased in-process technology for research projects that, as of the date of the closing of the Inamed acquisition, had not reached technological feasibility and had no alternative future use. The values of the research projects were determined based on analyses using cash flows to be generated by the products that result from the in-process projects. These cash flows were estimated by forecasting total revenues expected from these products and then deducting appropriate operating expenses, cash flow adjustments and contributory asset returns to establish a forecast of net cash flows arising from the in-process technology. These cash flows were substantially reduced to take into account the time value of money and the risks associated with the inherent difficulties and uncertainties given the projected stage of development of these projects at closing.
Note 2 — Pro Forma Adjustments
Pro Forma Statement of Earnings Adjustments for the year ended December 31, 2006
(a)	To reclassify Inamed product warranty costs of $2.1 million from selling, general and administrative expense to cost of sales to conform to Allergan’s presentation.

ALLERGAN, INC.
NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
FINANCIAL STATEMENTS (Continued)
(b)	To eliminate $47.9 million in cost of sales associated with the Inamed purchase accounting fair-market value inventory adjustment roll-out.

(c)	To eliminate $4.9 million in pre-acquisition net merger costs that will not have an ongoing impact on the combined operations consisting of $2.3 million of selling, general and administrative expense and $2.6 million of merger expense. Merger expense is net of a $10.0 million gain on the sale of exclusive United States sales rights for Reloxin®. The elimination of these costs are not tax affected for pro forma purposes as they are capitalizable under current tax regulations.

(d)	Reflects reduction of $0.1 million and $0.4 million in selling, general and administrative expenses related to the amortization of fair value adjustments to Inamed lease contracts and fixed assets, respectively.

(e)	Research and development expense in Allergan’s historical statement of earnings includes a $579.3 million charge that represents the portion of the purchase price allocated to acquired in-process research and development projects that, as of the closing date of the Inamed acquisition (March 23, 2006), had not reached technical feasibility and had no alternative future use. Because this expense is directly attributable to the Inamed acquisition and will not have a continuing impact, the charge is not reflected in the pro forma combined earnings.

(f)	Reflects amortization of $19.5 million for identified intangible assets based on the estimated fair values assigned to these assets at the date of acquisition and estimated useful lives of 15.4 years, 3.1 years, 5.0 years and 16.0 years for developed technology, customer relationships, trademarks and core technology, respectively, and the elimination of historical Inamed intangible amortization of $1.4 million.

(g)	Reflects lower interest income due to the use of $681.7 million of Allergan cash and equivalents to finance a part of the cash portion of the Inamed acquisition consideration, transaction costs and retirement of Inamed’s notes payable balance and assumes an interest rate based on Allergan’s historical average interest rate earned on cash of 4.50% for the 3 months ended March 31, 2006.

(h)	Reflects higher interest expense and amortization of debt issuance costs related to the issuance of $800 million of Senior Notes at an effective interest rate of 5.70% to finance a part of the cash portion of the Inamed acquisition consideration and transaction costs.

(i)	Represents the income tax effect of all unaudited pro forma combined condensed statement of earnings adjustments related to the Inamed acquisition using an estimated effective tax rate of 28.0% for adjustments to the fair value of Inamed’s net assets and an estimated combined U.S. federal and state statutory rate of 39.0% applied to the interest income and expense adjustments.

(j)	To reclassify Esprit’s amortization expense from cost of sales to amortization of acquired intangibles to conform to Allergan’s presentation.

(k)	Reflects amortization expense of $22.4 million for the identified intangible asset for developed technology based on the estimated fair value assigned to this asset at the date of acquisition and estimated useful life of 16.0 years and the elimination of historical Esprit intangible amortization expense of $4.8 million.

(l)	Reflects the reversal of a $10.9 million impairment charge related to Esprit’s historical intangible assets due to the elimination of historical Esprit intangible assets for pro forma purposes.

(m)	Reflects lower interest income due to the use of $375.0 million of Allergan cash and equivalents to finance the Esprit acquisition consideration and transaction costs and assumes an interest rate based on Allergan’s historical average interest rate earned on cash of 4.77% for the year ended December 31, 2006. It also reflects the reversal of Esprit’s historical interest income of $0.5 million.

(n)	Reflects the reversal of Esprit’s historical interest expense.

ALLERGAN, INC.
NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
FINANCIAL STATEMENTS (Continued)
(o)	Represents the income tax effect of all unaudited pro forma combined condensed statement of earnings adjustments and the benefit of Esprit’s historical loss from continuing operations using an estimated combined U.S. federal and state statutory rate of 39.6%. It also includes the reversal of Esprit’s historical tax expense.

(p)	Pro forma basic earnings per share from continuing operations is calculated by dividing the pro forma combined net earnings from continuing operations by the pro forma weighted average shares outstanding. Pro forma diluted earnings per share from continuing operations is calculated by dividing the pro forma combined net earnings from continuing operations by the pro forma weighted average shares outstanding and dilutive potential weighted average shares outstanding. A reconciliation of the shares used to calculate Allergan’s historical basic and diluted earnings per share to shares used to calculate the pro forma basic and diluted earnings per share from continuing operations follows (in millions):

	Basic	Diluted
Shares used to calculate Allergan’s historical earnings per share from continuing operations	293.8	293.8
Additional dilutive shares assumed issued using the treasury stock method for outstanding options and the assumed conversion of convertible notes	—	5.1
Weighted average number of shares included in Allergan’s historical share count for the twelve months ended December 31, 2006 related to shares issued in connection with the acquisition of Inamed on March 23, 2006	(27.0)	(27.0)
Shares issued in connection with the acquisition of Inamed	34.8	34.8

Shares used to calculate pro forma earnings per share from continuing operations	301.6	306.7

Pro Forma Statement of Earnings Adjustments for the nine months ended September 28, 2007
(q)	To reclassify Esprit’s amortization expense of $2.7 million from cost of sales to amortization of acquired intangibles to conform to Allergan’s presentation.

(r)	Reflects the reversal of the charges for stock-based compensation related to accelerated vesting in anticipation of the acquisition by Allergan of $0.1 million and the write-off the deferred loan origination costs of $1.0 million.

(s)	Reflects amortization expense of $16.8 million for an identified intangible asset for developed technology based on the estimated fair value assigned to this asset at the date of acquisition and estimated useful life of 16.0 years and the elimination of historical Esprit intangible amortization expense of $2.7 million.

(t)	Reflects lower interest income due to the use of $375.0 million of Allergan cash and equivalents to finance the Esprit acquisition consideration and transaction costs and assumes an interest rate based on Allergan’s historical average interest rate earned on cash of 5.01% for the nine months ended September 28, 2007. It also reflects the reversal of Esprit’s historical interest income of $0.5 million.

(u)	Reflects the elimination of $1.2 million in Allergan interest income and Esprit interest expense related to a $74.8 million loan from Allergan to Esprit.

(v)	Reflects the reversal of historical third-party interest expense for Esprit, as the outstanding debentures were repaid in connection with Allergan’s acquisition of Esprit.

(w)	Represents the income tax effect of all unaudited pro forma combined condensed statement of earnings adjustments and the benefit of Esprit’s historical loss from continuing operations using an estimated

ALLERGAN, INC.
NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
FINANCIAL STATEMENTS (Continued)
combined U.S. federal and state statutory rate of 39.6%. It also includes the reversal of Esprit’s historical tax expense.
Pro Forma Balance Sheet Adjustments as of September 28, 2007
(x)	Reflects the use of Allergan cash and equivalents to finance the Esprit acquisition.

(y)	Reflects the reclassification of short-term investments to other current assets to conform to Allergan’s presentation.

(z)	Reflects adjustment of the historical Esprit inventories to estimated fair value.

(aa)	Eliminate the $74.8 million loan from Allergan to Esprit and related accrued interest of $0.9 million.

(bb)	Reflects current deferred income tax liabilities of $3.7 million related to the Esprit purchase price adjustment to inventory which are applied against Allergan’s current deferred income tax assets to conform to Allergan’s presentation.

(cc)	Reflects the reclassification of Esprit’s historical non-current deferred tax assets of $70.7 million to net against Allergan’s non-current deferred tax liabilities to conform to Allergan’s presentation.

(dd)	Reflects the release of Esprit’s historical valuation allowance and related reduction to goodwill based on an estimate by Allergan that the deferred tax assets are realizable (more likely than not) on a pro forma combined basis.

(ee)	Reflects the elimination of historical Esprit goodwill and the addition of goodwill from the Esprit purchase price allocation.

(ff)	Reflects $358.0 million of the Esprit purchase price allocated to developed technology, partially offset by the elimination of the historical Esprit intangible assets.

(gg)	Reflects long-term deferred income tax liabilities of $141.8 million related to the Esprit purchase price adjustment for developed technology.

(hh)	Reflects the elimination of historical Esprit’s stockholders’ deficit.